Exhibit 10.1

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of September 11, 2014, is entered into by and among the undersigned stockholders (each a “Principal Shareholder” and collectively, the “Principal Shareholders”) of Taminco Corporation, a Delaware corporation (the “Company”), Eastman Chemical Company, a Delaware corporation (“Parent”), and Stella Merger Corp., a Delaware corporation and Subsidiary of Parent (“Merger Sub”). The Principal Stockholders, Parent and Merger Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into the Company.

B. As of the date hereof, each Principal Stockholder’s respective Existing Shares (as defined herein) are beneficially owned and owned of record by each such Principal Stockholder as reflected by Schedule 1 attached hereto.

C. As a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, each Principal Stockholder (in its capacity as such) has agreed to enter into this Agreement.

D. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Written Consent; Voting.

(a) Written Consent. Each Principal Stockholder hereby agrees to execute and deliver to the Company a written consent to the adoption of the Merger Agreement and the transactions contemplated thereby and in the form attached as Exhibit A hereto (the “Written Consent”) promptly after, but in any event within 24 hours of, the Go Shop End Date.

(b) Voting. At any meeting of the stockholders of the Company (the “Stockholders”), each Principal Stockholder shall cause its Covered Shares to be voted in accordance with such procedures related thereto so as to ensure that it is duly counted for purposes of determining whether a quorum is present (A) for approval of the Merger Agreement and (B) against: (1) any Alternative Proposal (other than the Merger), (2) any action that would reasonably be expected to result in a material breach of or failure to perform any representation, warranty, covenant or agreement of the Company under the Merger Agreement that would result in any of the conditions set forth in Article VI of the Merger Agreement not being satisfied, (3) any action that would prevent or materially delay or would reasonably be expected to prevent or materially delay, the consummation of the Merger or (4) except as expressly contemplated by the Merger Agreement, any change in any manner to the voting rights of any Stockholders of the Company. No Principal Stockholder shall take or agree to take any action which it has agreed not to take in Section 1(a) and this Section 1(b).

2. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Each Principal Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, such Principal Stockholder shall not, without the prior written consent of Parent, (i) Transfer (as defined in Section 7(l)) or consent to any Transfer of any or all of the Covered Shares without the prior written consent of Parent, except, in each case, to any Affiliate of such Principal Stockholder, which will not require the prior written consent of Parent, (ii) grant any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Covered Shares (other than the Written Consent or any proxy, power-of-attorney or other authorization or consent (A) executed and delivered in accordance with the Merger Agreement and this Agreement or (B) given to any Affiliate of such Principal Stockholder, in each case, which will not require the prior written consent of Parent), with any such prohibited proxy, power-of-attorney or authorization purported to be granted by any Principal Stockholder being void ab initio, or (iii) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares, except, in each case, to any Affiliate of such Principal Stockholder, which will not require the prior written consent of Parent. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 2(a) shall be null and void.

(b) No Solicitation, Discussion or Negotiation. Commencing on the the day following the Go-Shop Period End Date, each Principal Stockholder and its controlled Affiliates (which shall not be deemed to include any portfolio companies of such Affiliates) shall not (i) solicit, or initiate any inquiries or the making of any Alternative Proposal or (ii) participate in any discussions or negotiations regarding any Alternative Proposal; provided, however that, notwithstanding the foregoing, such Principal Stockholder or Affiliate may participate in discussions or negotiations with any Person regarding an Alternative Proposal whether in such Principal Stockholder’s or Affiliate’s capacity as such or otherwise if, at such time, the Company is permitted to engage in discussions or negotiations with such Person regarding an Alternative Proposal pursuant to the Merger Agreement.

3. Additional Agreements.

(a) Certain Events. In the event of any dividend, subdivision, reclassification, recapitalization, split, split-up, distribution, combination, exchange of shares or similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 7(l)) by a Principal Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by such Principal Stockholder.

(b) Commencement or Participation in Actions. Each Principal Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement.

(c) Additional Owned Shares. Each Principal Stockholder hereby agrees to notify Parent promptly in writing of the number and description of any Additional Owned Shares.

4. Representations and Warranties of the Principal Stockholders. Each Principal Stockholder separately and not jointly and severally represents and warrants to Parent and Merger Sub as to itself as follows:

(a) Title. Such Principal Stockholder is the sole record and beneficial owner of its respective Existing Shares. The Existing Shares constitute all of the Company Common Stock owned of record or beneficially by such Principal Stockholders on the date hereof. Such Principal Stockholder has sole voting power with respect to all of its respective Covered Shares, and none of such Principal Stockholder’s Covered Shares are subject to any voting trust or other arrangement with respect to the voting of the Subject Shares, except as contemplated by this Agreement. Except as permitted or required by this Agreement, the Covered Shares of such Principal Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

(b) Organization and Qualification. Such Principal Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c) Authority. Such Principal Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Principal Stockholder’s obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Principal Stockholder or its board of directors or managers or other entity governing body or Person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by such Principal Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the other Principal Stockholder(s), constitutes a legal, valid and binding obligation of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Principal Stockholders as follows:

(a) Organization and Qualification. Each of Parent and Merger Sub is corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authority. Parent and Merger Sub have the requisite power and authority and havet aken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Merger Sub or either of their boards of directors or other Person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6. Termination.

(a) Term. The term (the “Term”) of this Agreement shall commence on the date hereof and shall immediately terminate upon the earliest of, without the need for any further action by any person, (i) the mutual agreement of the Parties, (ii) the consummation of the Closing, (iii) the termination of the Merger Agreement and (iv) a Change of Recommendation.

(b) Survival of Certain Provisions.

(i) This Section 6 and Section 7 shall survive any termination of this Agreement.

(ii) Notwithstanding anything to the contrary herein (including in Section 2(a)), and for the avoidance of doubt, during the period following the Term, a Principal Stockholder may, without the consent of Parent, grant a consent or execute any written consent in or with respect to any or all of the Covered Shares, or otherwise enter into a Contract for the Transfer of Covered Shares, in support of an Alternative Proposal transaction.

7. Miscellaneous.

(a) Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows::

If to Parent or Merger Sub, to:

Eastman Chemical Company

200 South Wilcox Dr.

Kingsport, TN 37662

Attention:	David A. Golden, Senior Vice President Chief Legal Officer and Corporate Secretary
Facsimile:	(423)229-1351
Email:	dgolden@eastman.com

with a copy (which will not constitute notice but will be required for proper notice to be given) to:

Jones Day

1420 Peachtree St. NE, Suite 800

Atlanta, GA 30309

Attention:	William B. Rowland
Sterling A. Spainhour
Facsimile:	(404)581-8330
Email:	wbrowland@jonesday.com
sspainhour@jonesday.com

If to any Principal Stockholder:

c/o Apollo Global Management, LLC

9 West 57th St., 43rd Floor

New York, New York 10019

Attention:	John Suydam, Chief Legal Officer
Email:	jsuydam@apollolp.com

with copies to (which will not constitute notice but will be required for proper notice to be given):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Taurie M. Zeitzer, P.C.
Gareth P. Clark
Facsimile:	(212) 446-4900
Email:	taurie.zeitzer@kirkland.com
gareth.clark@kirkland.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

(b) Interpretation.

(i) When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. A day means a calendar day unless specified as a Business Day. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

(d) Entire Agreement; Third Party Beneficiaries. This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any Person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.

(e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(f) Extension; Waiver. Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g) Governing Law; Jurisdiction, Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 7.1(h).

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to do so will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

(j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

(k) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Principal Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Principal Stockholders in the voting of any of the Covered Shares, except as otherwise provided herein.

(l) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means, with respect to a Principal Stockholder, all Shares that are owned of record and beneficially by such Principal Stockholder and acquired after the date hereof.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or its Subsidiaries (or any of their respective officers or directors) shall constitute an Affiliate of any Principal Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means, with respect to a Principal Stockholder, the Existing Shares and Additional Owned Shares.

“Existing Shares” of a Principal Stockholder means the shares of Company Common Stock that are beneficially owned by the specified Principal Stockholder as of the date hereof, as set forth opposite such Principal Stockholder’s name on Schedule 1 hereto.

“Transfer” means, with respect to a Covered Share, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Share or the beneficial ownership thereof, and each agreement, arrangement or understanding whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

(m) Remedies. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived. Notwithstanding anything to the contrary herein, the Parties agree and acknowledge that in no event and under no circumstances (x) will Parent or Merger Sub seek, directly or indirectly, to recover money damages arising under or in connection with this Agreement or the transactions contemplated hereby and (y) will the Principal Stockholders or any of their respective Affiliates be liable for damages under or in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

(n) Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining the Party’s intent or the effectiveness of such signature. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No Party hereto or to any such agreement or instrument will raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Principal Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

Eastman Chemical Company

/s/ David A. Golden
Name: David A. Golden
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

MERGER SUB:

Stella Merger Corp.

/s/ Clark L. Jordan
Name: Clark L. Jordan
Title: Vice President and Secretary

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

AP TAMINCO GLOBAL CHEMICAL HOLDINGS, L.P.

By:		AP Taminco Global Chemical Holdings GP, LLC
Its: General Partner

By:		Apollo Management VII, L.P.
Its: Manager

By:		AIF VII Management, LLC
Its: General Partner

By:		/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

TAMINCO CO-INVESTORS, L.P.

By:		Taminco Co-Investors GP, LLC
Its: General Partner

By:		Apollo Management VII, L.P.
Its: Manager

By:		AIF VII Management, LLC
Its: General Partner

	By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

[SIGNATURE PAGE TO SUPPORT AGREEMENT]